CALECO PHARMA CORP.
Suite 410-103 East Holly Street,
National Bank Building
Bellingham, WA 98225
(360) 306-1133
www.calecopharmacorp.com/

November 4, 2009

Caleco Pharma Corp. Announces Entry into
License Agreement with Caleco Pharma Europe S.L.

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: T3R.FSE) Caleco Pharma Corp. (the “Company”) is pleased to announce that it has entered into a license agreement (the “License Agreement”) with Caleco Pharma Europe S.L. (“SL”), a Spanish Corporation, whereby the Company granted SL an exclusive license in the European Continent to market and exploit certain products the Company has developed or is developing. These products include the Company’s Food Supplements (Lamiridosin), Hair and Dermatological Products (LamiriShampoo, LamiriHair Conditioner, LarimiHair Tonic, LamiriGel and LamiriCreme), Energy Drinks (KTKin) and Chewing Gum (KTK Chewing Gum and KTKids Children Chewing Gum) (collectively, the “Products”). The formulations of these products are derived from the Company’s proprietary technology.

In consideration of the grant of the exclusive license, SL has agreed to pay and issue the following:

(a)

issue to the Company such number of shares of SL that equals 10% of SL’s outstanding share capital (the “SL Shares”). The Company’s 10% interest in the share capital of SL is non-dilutive as long as SL’s outstanding share capital is 1,000,000 Euros or less. If SL’s share capital is above 1,000,000 Euros and it offers to issue additional shares, the Company will have a right to purchase 10% of the offered shares.

(b)	pay a royalty of five percent (5%) of its gross sales of the Products to the Company.

In addition to SL’s exclusive license, SL will have the right to sub-license the Products in the European continent. The Company or SL will also have the right to assign its entire interest in the License Agreement subject to the mutual agreement of the parties. Any refusal by the parties will not be considered reasonable if the transaction that is the subject of the refusal is in accordance with internationally accepted standards for the licensing of products.

Under the License Agreement, the Company has the right to select the manufacturer to manufacture the Products in the European continent. Once a manufacturer has been selected by the Company, SL will be responsible for all payments to the manufacturer.

The term of the exclusive license is for a period of twenty (20) years. The Company may terminate the License Agreement if SL does not achieve the following annual gross revenues: (i) $3,000,000 from the sale of the Products during the period of July 31, 2012 to July 30, 2013; (ii) $5,000,000 from the sale of the Products during the period of July

31, 2013 to July 30, 2014; and (iii) $12,000,000 from the sale of the Products during the period of July 31, 2014 to July 30, 2015.

Expiration of Puleva Biotech Letter of Intent

The Company also reports that its letter of intent dated September 1, 2009 with Puleva Biotech S.A. (“Biotech”) has expired. The letter of intent had set out the terms of a proposed license agreement to be entered by the Company and Biotech. The parties were unable to formalize a final license agreement prior to the expiry of the letter of intent.

The Company will continue to seek out business opportunities in the area of Probiotics. In particular, the Company recently held preliminary discussions in Europe in connection with a license over various strains of Probiotics with a research company from the biotechnology field linked to a prestigious European University. These discussions are preliminary and there is no assurance that the Company will be able to enter into a formal license agreement in connection with these strains of Probiotics.

About Caleco Pharma Corp.

The Company’s business plan is to develop its proprietary technology designed to treat moderate to severe liver maladies, such as elevated liver enzymes and the Hepatitis C viral infection, (the “Liver Health Formula”) as an over-the-counter medication and as a United States Food and Drug Administration (“FDA”) approved pharmaceutical. To date, the Company’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma Corp. shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the Company or SL will be able to develop the Products as commercially viable; (ii) the Company or SL will be able to manufacture the Products or that the Products will be effective; (iii) the Company or SL will be able to earn the revenues as contemplated under the License Agreement; and (iv) the Company will be able to enter into a formal license agreement in connection with its preliminary discussions to obtain a license over various strains of probiotics. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Contact:

For more information contact:

John Boschert
Tel: (360) 306-1133
www.calecopharmacorp.com/